January 28, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Jasper Explorations Inc. on Form S-1/A of our audit report, dated December 01, 2010 relating to the accompanying balance sheet as of September 30, 2010, December 31, 2009 and December 31, 2008 and the related statements of operations, stockholders’ equity, and cash flows for the nine month period ended September 30, 2010, the year ended December 31, 2009 and 2008 and from Inception (December 18, 2008) through September 30, 2010, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
01.28.11